 Exhibit 99.1

Investor Relations:

Joseph D. Gangemi

SVP & CFO

(610) 695-3676

Investor Contact:

Ronald Morales

(610) 695-3646

Media Contact:

Bronwyn Pait, Marketing

(610) 695-3630

Malvern Bancorp, Inc. Reports Second Fiscal Quarter Earnings; Momentum Carries Malvern to net profit of $1.4 million, or $0.22 per Share

Earnings Driven by Loan Growth and Higher Net Interest Income

PAOLI, PA., April 26, 2017 — Malvern Bancorp, Inc. (NASDAQ: MLVF) (the "Company"), parent company of Malvern Federal Savings Bank (“Malvern” or the “Bank”), today reported operating results for the second fiscal quarter ended March 31, 2017. Net income amounted to $1.4 million, or $0.22 per fully diluted common share, for the quarter ended March 31, 2017, an increase of $143,000, or 11.3 percent, as compared with net income of $1.3 million, or $0.20 per fully diluted common share, for the quarter ended March 31, 2016. The March 2016 quarter, earnings per share were favorably impacted by the tax position of the Company prior to the full recognition of the Bank’s deferred tax asset. On a fully taxable basis, net income for the quarter ended March 31, 2016 would have been $1.0 million, and earnings per share for the quarter ended March 31, 2016 would have been $0.16.

For the six months ended March 31, 2017, net income amounted to $2.6 million, or $0.40 per fully diluted common share, compared with net income of $2.6 million, or $0.41 per fully diluted common share, for the six months ended March 31, 2016. For the six months ended March 31, 2016, earnings per share were favorably impacted by the tax position of the Company prior to the full recognition of the Bank’s deferred tax asset. On a fully taxable basis, net income for the six months ended March 31, 2016 would have been $2.1 million, and earnings per share for the six months ended March 31, 2016 would have been $0.33.

"Completing our half way mark in to 2017, Malvern is again demonstrating consistent earnings following a year in which Malvern delivered record earnings - in fact, our 10th consecutive quarter since my joining Malvern Federal - and also another period where we reported strong performance across all key metrics. The expansion of Malvern continues, driven by growth in deposits of $102.2 million and in gross loans of $180.8 million. This was all achieved despite the challenges of digesting increased provisions for loan losses commensurate with loan growth and growing net revenue simultaneously. Moreover, we bolstered our capital position with a successful subordinated debt offering of $25 million which closed on February 7, 2017. This capital raise, along with solid earnings retention, well positions Malvern for future expansion," commented Anthony C. Weagley, President and Chief Executive Officer.

"The team continues to execute our highly successful client focused business model, which allows Malvern to differentiate itself in an extremely competitive marketplace. The private banking model delivering service “beyond your expectations” is supported by our committed colleagues – this furthers our business development activities and allows us to better attract and retain clients. Our persistence, commitment and overall strong performance culminated in the Bank achieving its success this quarter." Mr. Weagley said.

Joe Gangemi, Chief Financial Officer of Malvern Bancorp, Inc. added, "Malvern has produced yet another quarter of increased earnings and solid financial performance. We maintained a rapid growth pace while remaining steadfast to our focus for our clients."

Highlights for the quarter include:

•	Return on average assets (“ROAA”) was 0.62 percent for the three months ended March 31, 2017, compared to 0.68 percent for the three months ended March 31, 2016, and return on average equity (“ROAE”) was 5.81 percent for the three months ended March 31, 2017, compared with 6.03 percent for the three months ended March 31, 2016.

•	The Company originated $118.7 million in new loans in the second quarter of fiscal 2017, which was offset in part by $33.2 million in participations, payoffs, prepayments and maturities from its portfolio, resulting in net portfolio growth of $85.5 million over first quarter of fiscal 2017; new loan originations consisted of $5.2 million in residential mortgage loans, $86.7 million in commercial loans, $25.2 million in construction and development loans and $1.6 million in consumer loans.

•	Non-performing assets (“NPAs”) were at 0.18 percent of total assets at March 31, 2017, compared to 0.20 percent at March 31, 2016 and 0.28 percent at September 30, 2016. The allowance for loan losses as a percentage of total non-performing loans was 425.4 percent at March 31, 2017, compared to 578.8 percent at March 31, 2016 and 234.9 percent at September 30, 2016.

•	The Company’s ratio of shareholders’ equity to total assets was 10.13 percent at March 31, 2017, compared to 11.09 percent at March 31, 2016, and 11.52 percent at September 30, 2016.

•	Book value per common share amounted to $14.83 at March 31, 2017, compared to $12.91 at March 31, 2016 and $14.42 at September 30, 2016.

•	The efficiency ratio, a non-GAAP measure, was 57.4 percent for the second quarter of fiscal 2017 on an annualized basis, compared to 66.2 percent in the second quarter of fiscal 2016 and 67.7 percent in the fourth quarter of fiscal 2016.

•	The Company’s balance sheet reflected total asset growth of $140.5 million at March 31, 2017, compared to September 30, 2016, coupled with stable asset quality, and capital levels that exceeded regulatory standards for a well-capitalized institution.

Selected Financial Ratios (unaudited; annualized where applicable)

As of or for the quarter ended:	3/31/17	12/31/16	9/30/16	6/30/16	3/31/16
Return on average assets	0.62%	0.56%	3.90%	0.81%	0.68%
Return on average equity	5.81%	4.92%	35.10%	7.41%	6.03%
Net interest margin (tax equivalent basis) (1)	2.75%	2.64%	2.65%	2.56%	2.65%
Loans / deposits ratio	107.80%	102.29%	96.07%	96.39%	94.53%
Shareholders’ equity / total assets	10.13%	10.89%	11.52%	10.88%	11.09%
Efficiency ratio (1)	57.4%	61.6%	67.7%	64.0%	66.2%
Book value per common share	$14.83	$14.59	$14.42	$13.21	$12.91

(1)	Information reconciling non-GAAP measures to GAAP measures is presented elsewhere in this press release.

Net Interest Income

For the three months ended March 31, 2017, total interest income on a fully tax-equivalent basis increased $2.0 million, or 31.1 percent, to $8.2 million, compared to the three months ended March 31, 2016. Interest income rose in the quarter ended March 31, 2017, compared to the comparable period in fiscal 2016, primarily due to a $223.4 million increase in the average balance of our loans. Total interest expense increased by $474,000, or 27.7 percent, to $2.2 million, for the three months ended March 31, 2017, compared to the same period in fiscal 2016.

Net interest income on a fully tax-equivalent basis was $6.0 million for the three months ended March 31, 2017, increasing $1.5 million, or 32.4 percent, from $4.6 million for the comparable three month period in fiscal 2016. The change for the three months ended March 31, 2017 primarily was the result of an increase in the average balance of interest earning assets, which increased $190.2 million. The net interest spread on an annualized tax-equivalent basis was at 2.61 percent and 2.55 percent for the three months ended March 31, 2017 and 2016, respectively. For the quarter ended March 31, 2017, the Company’s net interest margin on a tax-equivalent basis increased to 2.75 percent as compared to 2.65 percent for the same three month period in fiscal 2016.

The 27.7 percent increase in interest expense for the second quarter of fiscal 2017 as compared to the second quarter of fiscal 2016 primarily due to increase in deposits as well as subordinated debt and short-term borrowing. The average cost of funds was 1.13 percent for the quarter ended March 31, 2017 compared to 1.09 percent for the same three month period in fiscal 2016 and, on a linked sequential quarter basis, increased six basis points compared to the first quarter of fiscal 2017.

For the six months ended March 31, 2017, total interest income on a fully tax equivalent basis increased $3.4 million, or 27.9 percent, to $15.4 million, compared to $12.0 million for the six months ended March 31, 2016. Total interest expense increased by $864,000, or 27.1 percent, to $4.1 million, for the six months ended March 31, 2017, compared to the comparable period in fiscal 2016. Interest income rose for the six months ended March 31, 2017, compared to the comparable period in fiscal 2016 primarily due to a $207.2 million increase in average loan balances. Compared to the same period in fiscal 2016, for the six months ended March 31, 2017, average interest earning assets increased $180.8 million, and the net interest spread decreased on an annualized tax-equivalent basis by two basis points and net interest margin increased on an annualized tax-equivalent two basis points.

Earnings Summary for the Period Ended March 31, 2017

The following table presents condensed consolidated statements of income data for the periods indicated.

Condensed Consolidated Statements of Income (unaudited)

(dollars in thousands, except per share data)

For the quarter ended:	3/31/17	12/31/16	9/30/16	6/30/16	3/31/16
Net interest income	$5,991	$5,239	$5,021	$4,780	$4,500
Provision for loan losses	997	660	100	472	375
Net interest income after provision for loan losses	4,994	4,579	4,921	4,308	4,125
Other income	542	453	615	659	501
Other expense	3,778	3,570	3,759	3,378	3,360
Income before income tax expense (benefit)	1,758	1,462	1,777	1,589	1,266
Income tax expense (benefit)	349	292	(5,966)	-	-
Net income	$1,409	$1,170	$7,743	$1,589	$1,266
Earnings per common share:
Basic	$0.22	$0.18	$1.21	$0.25	$0.20
Diluted	$0.22	$0.18	$1.21	$0.25	$0.20
Weighted average common shares outstanding:
Basic	6,427,309	6,418,583	6,415,049	6,411,766	6,408,167
Diluted	6,427,932	6,419,012	6,415,207	6,411,804	6,408,167

Other Income

Other income increased $41,000, or 8.2 percent, for the second quarter of fiscal 2017 compared with the same period in fiscal 2016. The increase was primarily as a result of a $47,000 increase in service charges and other fees and an increase in rental income of $5,000. The increase was partially offset by a decrease in net gains on sales of investment securities of $3,000, a decrease of $6,000 in net gain on sale of loans and a decrease of $2,000 in earnings on bank-owned insurance. Excluding net securities gains and losses, a non-GAAP measure, the Company would have recorded other income of $484,000 for the three months ended March 31, 2017 compared to $440,000 for the three months ended March 31, 2016, an increase of $44,000, or 10.0 percent.

For the six months ended March 31, 2017, total other income decreased $64,000 compared to the same period in fiscal 2016, primarily as a result of a $134,000 decrease in net gains on sales of investment securities and a $4,000 decrease in earnings on bank-owned insurance. The decrease was partially offset by an increase of $59,000 in service charges, a $10,000 increase in rental income and a $5,000 increase in net gain on sale of loans. Excluding net securities gains and losses, a non-GAAP measure, the Company recorded other income of $937,000 for the six months ended March 31, 2017 compared to $867,000 for the comparable period in fiscal 2016, an increase of $70,000, or 8.1 percent.

The following table presents the components of other income for the periods indicated.

(in thousands, unaudited)
For the quarter ended:	3/31/17	12/31/16	9/30/16	6/30/16	3/31/16
Service charges on deposit accounts	$274	$223	$258	$227	$227
Rental income – other	55	55	56	55	50
Net gains on sales of investments, net	58	—	144	229	61
Gain on disposal of fixed assets, net	—	—	1	—	—
Gain on sale of loans, net	30	45	26	20	36
Bank-owned life insurance	125	130	130	128	127
Total other income	$542	$453	$615	$659	$501

Other Expense

Total other expense for the three months ended March 31, 2017, increased $418,000, or 12.4 percent, when compared to the quarter ended March 31, 2016. The increase primarily reflected increases in salaries and employee benefits of $282,000, a $58,000 increase in occupancy expense, a $48,000 increase in advertising expense, a $31,000 increase in data processing expense, a $38,000 increase in professional fees and an $110,000 increase in other operating expense. The increases in other expense were attributed to increases in our workforce as well as increased expenses due to the opening of new locations. These increases for the quarter were partially offset by decreases of $141,000 in the federal deposit insurance premium due to the new regulatory calculation and an $8,000 decrease in other real estate expense, net.

For the six months ended March 31, 2017, total other expense increased $563,000, or 8.3 percent, compared to the same period in fiscal 2016. The increase primarily reflected increases in salaries and employee benefits of $495,000, a $129,000 increase in occupancy expense, a $69,000 increase in advertising expense, a $36,000 increase in data processing expense, a $39,000 increase in professional fees and a $139,000 increase in other operating expense. These increases were partially offset by decreases of $337,000 in the federal deposit insurance premium and a $7,000 decrease in other real estate expense, net.

The following table presents the components of other expense for the periods indicated.

(in thousands, unaudited)
For the quarter ended:	3/31/17	12/31/16	9/30/16	6/30/16	3/31/16
Salaries and employee benefits	$1,804	$1,712	$1,669	$1,600	$1,522
Occupancy expense	514	494	472	469	456
Federal deposit insurance premium	91	4	107	40	232
Advertising	73	51	50	26	25
Data processing	301	302	283	278	270
Professional fees	399	401	507	415	361
Other real estate owned expense, net	—	—	28	(8)	8
Other operating expenses	596	606	643	558	486
Total other expense	$3,778	$3,570	$3,759	$3,378	$3,360

Statement of Condition Highlights at March 31, 2017

Highlights as of March 31, 2017 included:

•	Balance sheet strength, with total assets amounting to $961.8 million at March 31, 2017, increasing $140.5 million, or 17.1 percent, compared to September 30, 2016.

•	The Company’s gross loans were $759.2 million at March 31, 2017, increasing $180.8 million, or 31.3 percent, from September 30, 2016.

•	Total investments were $98.7 million at March 31, 2017, a decrease of $8.2 million, or 7.7 percent, compared to September 30, 2016.

•	Deposits totaled $704.3 million at March 31, 2017, an increase of $102.2 million, or 17.0 percent, compared to September 30, 2016.

•	Federal Home Loan Bank (FHLB) advances totaled $118.0 million at March 31, 2017 and at September 30, 2016.

•	Other short-term borrowing totaled $10.0 million at March 31, 2017 and zero at September 30, 2016.

•	Subordinated debt totaled $25.0 million at March 31, 2017 and zero at September 30, 2016. On February 7, 2017 the Company completed a private placement of $25.0 million in aggregate principal amount of fixed-to-floating rate subordinated notes (the "Notes") to certain institutional investors. The Notes are non-callable for five years, have a stated maturity of February 15, 2027, and bear interest at a fixed rate of 6.125% per year, from and including February 7, 2017 to, but excluding February 15, 2022.

Condensed Consolidated Statements of Condition

The following table presents condensed consolidated statements of condition data as of the dates indicated.

Condensed Consolidated Statements of Condition (unaudited)

(in thousands)

At quarter ended:	3/31/17	12/31/16	9/30/16	6/30/16	3/31/16
Cash and due from depository institutions	$1,716	$1,598	$1,297	$1,331	$1,304
Interest bearing deposits in depository institutions	64,036	61,683	95,465	77,052	56,739
Investment securities, available for sale, at fair value	61,672	65,108	66,387	80,555	100,895
Investment securities held to maturity	37,060	38,160	40,551	45,834	52,272
Restricted stock, at cost	5,397	5,416	5,424	5,548	5,553
Loans held for sale	—	—	—	304	—
Loans receivable, net of allowance for loan losses	752,708	668,427	574,160	553,971	515,094
Other real estate owned	—	—	—	700	700
Accrued interest receivable	3,177	2,899	2,558	2,714	2,622
Property and equipment, net	6,896	6,769	6,637	6,654	6,490
Deferred income taxes	7,881	8,449	8,827	1,598	2,202
Bank-owned life insurance	18,673	18,548	18,418	18,289	18,161
Other assets	2,599	1,945	1,548	1,755	1,954
Total assets	$961,815	$879,002	$821,272	$796,305	$763,986
Deposits	$704,272	$658,623	$602,046	$579,043	$548,790
FHLB advances	118,000	118,000	118,000	123,000	123,000
Other short-term borrowing	10,000	—	—	—	—
Subordinated debt	25,000	—	—	—	—
Other liabilities	7,079	6,644	6,635	7,612	7,506
Shareholders' equity	97,464	95,735	94,591	86,650	84,690
Total liabilities and shareholders’ equity	$961,815	$879,002	$821,272	$796,305	$763,986

The following table reflects the composition of the Company’s deposits as of the dates indicated.

Deposits (unaudited)

(in thousands)

At quarter ended:	3/31/17	12/31/16	9/30/16	6/30/16	3/31/16
Demand:
Non-interest bearing	$45,303	$35,184	$34,547	$29,416	$30,720
Interest-bearing	102,525	101,759	95,041	100,609	99,154
Savings	43,913	42,699	44,714	46,056	44,207
Money market	251,671	217,260	177,486	147,103	129,652
Time	260,860	261,721	250,258	255,859	245,057
Total deposits	$704,272	$658,623	$602,046	$579,043	$548,790

Loans

Total net loans were $752.7 million at March 31, 2017 compared to $574.2 million at September 30, 2016, for a net increase of $178.5 million. The allowance for loan losses amounted to $7.2 million and $5.4 million at March 31, 2017 and September 30, 2016, respectively. Average loans during the second quarter of fiscal 2017 totaled $717.4 million as compared to $494.0 million during the second quarter of fiscal 2016, representing a 45.2 percent increase.

At the end of the second quarter of fiscal 2017, the loan portfolio remained weighted toward commercial and the core residential portfolio, with commercial real estate accounting for 60.5 percent and single-family residential real estate loans accounting for 25.4 percent of the loan portfolio. Construction and development loans amounted to 8.0 percent and consumer loans representing 6.0 percent of the loan portfolio at such date. Total gross loans increased $180.8 million, to $759.2 million at March 31, 2017 compared to $578.4 million at September 30, 2016. The increase in the loan portfolio at March 31, 2017 compared to September 30, 2016, primarily reflected an increase of $169.8 million in commercial loans and a $32.4 million increase in construction and development loans. These increases were partially offset by a $16.4 million decrease in residential mortgage loans and a $5.0 million reduction in consumer loans at March 31, 2017 as compared to September 30, 2016.

For the quarter ended March 31, 2017, the Company originated total new loan volume of $118.7 million, which was offset in part by participations, payoffs, prepayments and maturities totaling $33.2 million. The payoffs were primarily confined to the consumer and residential portfolios.

The following reflects the composition of the Company’s loan portfolio as of the dates indicated.

Loans (unaudited)
(in thousands)
At quarter ended:	3/31/17	12/31/16	9/30/16	6/30/16	3/31/16
Residential mortgage	$192,775	$205,668	$209,186	$210,621	$214,207
Construction and Development:
Residential and commercial	46,721	28,296	18,579	14,050	10,796
Land	14,322	10,117	10,013	9,904	7,755
Total construction and development	61,043	38,413	28,592	23,954	18,551
Commercial:
Commercial real estate	383,170	307,821	231,439	211,516	173,160
Multi-family	12,838	19,805	19,515	20,102	20,548
Other	63,551	53,587	38,779	37,091	34,585
Total commercial	459,559	381,213	289,733	268,709	228,293
Consumer:
Home equity lines of credit	19,214	19,729	19,757	21,035	21,712
Second mortgages	25,103	26,971	29,204	31,752	33,987
Other	1,512	1,697	1,914	2,088	2,041
Total consumer	45,829	48,397	50,875	54,875	57,740
Total loans	759,206	673,691	578,386	558,159	518,791
Deferred loan costs, net	683	913	1,208	1,155	1,240
Allowance for loan losses	(7,181)	(6,177)	(5,434)	(5,343)	(4,937)
Loans Receivable, net	$752,708	$668,427	$574,160	$553,971	$515,094

At March 31, 2017 , the Company had $102.7 million in overall undisbursed loan commitments, which consisted primarily of unused commercial lines of credit, home equity lines of credit and available usage from active construction facilities. Included in the overall undisbursed commitments are the Company's "Approved, Accepted but Unfunded" pipeline, which includes approximately $15.3 million in construction and $36.6 million in commercial real estate loans, $2.4 million in commercial term loans and lines of credit and $5.4 million in residential mortgage loans expected to fund over the next 90 days.

Asset Quality

Non-accrual loans were $1.6 million at March 31, 2017 and at September 30, 2016 and $853,000 at March 31, 2016. Other real estate owned (“OREO”) was zero at March 31, 2017 and September 30, 2016, and $700,000 at March 31, 2016, respectively. Total performing troubled debt restructured loans were $1.6 million at March 31, 2017, $2.0 million at September 30, 2016 and $1.6 million at March 31, 2016, respectively. The decrease in performing troubled debt restructured loans at March 31, 2017 compared to September 30, 2016 was primarily due to two commercial loans, with an aggregate outstanding balance of approximately $1.3 million, being paid off during the first six months of fiscal 2017. These decreases were offset by three residential mortgage loans with an aggregate outstanding balance of $811,000 and one second mortgage loan with an outstanding balance of approximately $54,000 being classified as a performing TDR during first six months of fiscal 2017.

At March 31, 2017, non-performing assets totaled $1.7 million, or 0.18 percent of total assets, as compared with $2.3 million, or 0.28 percent, at September 30, 2016 and $1.6 million, or 0.20 percent, at March 31, 2016. The portfolio of non-accrual loans at March 31, 2017 was comprised of 10 residential real estate loans with an aggregate outstanding balance of approximately $1.2 million, one commercial real estate loan with an outstanding balance of $188,000 and six consumer loans with an aggregate outstanding balance of approximately $153,000.

The following table presents the components of non-performing assets and other asset quality data for the periods indicated.

(dollars in thousands, unaudited)
As of or for the quarter ended:	3/31/17	12/31/16	9/30/16	6/30/16	3/31/16
Non-accrual loans(1)	$1,566	$1,833	$1,617	$1,037	$853
Loans 90 days or more past due and still accruing	122	121	696	—	—
Total non-performing loans	1,688	1,954	2,313	1,037	853
Other real estate owned	—	—	—	700	700
Total non-performing assets	$1,688	$1,954	$2,313	$1,737	$1,553
Performing troubled debt restructured loans	$1,623	$1,418	$2,039	$1,959	$1,577

Non-performing assets / total assets	0.18%	0.22%	0.28%	0.22%	0.20%
Non-performing loans / total loans	0.22%	0.29%	0.28%	0.19%	0.16%
Net charge-offs (recoveries)	$(7)	$(83)	$9	$66	$14
Net charge-offs (recoveries) / average loans(2)	0.00%	(0.04)%	0.01%	0.05%	0.01%
Allowance for loan losses / total loans	0.95%	0.92%	0.94%	0.96%	0.95%
Allowance for loan losses / non-performing loans	425.4%	316.1%	234.9%	515.2%	578.8%

Total assets	$961,815	$879,002	$821,272	$796,305	$763,986
Total gross loans	759,206	673,691	578,386	558,159	518,791
Average loans	717,376	612,388	575,784	542,985	494,005
Allowance for loan losses	7,181	6,177	5,434	5,343	4,937

(1)	12 loans totaling approximately $779,000 or 49.7% of the total non-accrual loan balance were making payments at March 31, 2017.
(2)	Annualized.

The allowance for loan losses at March 31, 2017 amounted to approximately $7.2 million, or 0.95 percent of total loans, compared to $5.4 million, or 0.94 percent of total loans, at September 30, 2016 and $4.9 million, or 0.95 percent of total loans, at March 31, 2016. The Company had a $997,000 provision for loan losses during the quarter ended March 31, 2017 compared to $375,000 for the quarter ended March 31, 2016, respectively. For the six months ended March 31, 2017 and 2016, we had a $1.7 million and $375,000, respectively, of provision for loan losses. Provision expense was higher during fiscal 2017 due to an increase in loan growth.

Capital

At March 31, 2017, our total shareholders' equity amounted to $97.5 million, or 10.13 percent of total assets, compared to $94.6 million at September 30, 2016. The Company’s book value per common share was $14.83 at March 31, 2017, compared to $14.42 at September 30, 2016.

At March 31, 2017, the Bank’s common equity tier 1 ratio was 14.53 percent, tier 1 leverage ratio was 12.35 percent, tier 1 risk-based capital ratio was 14.53 percent and the total risk-based capital ratio was 15.46 percent. At September 30, 2016, the Bank’s common equity tier 1 ratio was 14.24 percent, tier 1 leverage ratio was 10.79 percent, tier 1 risk-based capital ratio was 14.24 percent and the total risk-based capital ratio was 15.16 percent. At March 31, 2017, the Bank was in compliance with all applicable regulatory capital requirements.

Non-GAAP Financial Measures

Reported amounts are presented in accordance with accounting principles generally accepted in the United States of America ("GAAP"). The Company's management believes that the supplemental non-GAAP information provided in this press release is utilized by market analysts and others to evaluate a company's financial condition and, therefore, that such information is useful to investors. These disclosures should not be viewed as a substitute for financial results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures presented by other companies.

The Company’s other income is presented in the table below including and excluding net investment securities gains. The Company’s management believes that many investors desire to evaluate other income without regard to such gains.

(in thousands)
For the quarter ended:	3/31/17	12/31/16	9/30/16	6/30/16	3/31/16
Other income	$542	$453	$615	$659	$501
Less: Net investment securities gains	58	—	144	229	61
Other income, excluding net investment securities gains	$484	$453	$471	$430	$440

“Efficiency ratio” is a non-GAAP financial measure and is defined as other expense, excluding certain non-core items, as a percentage of net interest income on a tax equivalent basis plus other income, excluding net securities gains, calculated as follows:

(dollars in thousands)
For the quarter ended:	3/31/17	12/31/16	9/30/16	6/30/16	3/31/16
Other expense	$3,778	$3,570	$3,759	$3,378	$3,360
Less: non-core items(1)	29	29	—	—	44
Other expense, excluding non-core items	$3,749	$3,541	$3,759	$3,378	$3,316

Net interest income (tax equivalent basis)	$6,043	$5,292	$5,083	$4,847	$4,566
Other income, excluding net investment securities gains	484	453	471	430	440
Total	$6,527	$5,745	$5,554	$5,277	$5,006

Efficiency ratio	57.4%	61.6%	67.7%	64.0%	66.2%

(1)	Included in non-core items are costs which include expenses related to the Company’s corporate restructuring initiatives, such as professional fees, litigation and settlement costs, severance costs, and external payroll development costs related to such restructuring initiatives. The Company believes these adjustments are necessary to provide the most accurate measure of core operating results as a means to evaluate comparative results.

The Company’s efficiency ratio, calculated on a GAAP basis without excluding net investment securities gains and without deducting non-core items from other expense, follows:

For the quarter ended:	3/31/17	12/31/16	9/30/16	6/30/16	3/31/16
Efficiency ratio on a GAAP basis	57.8%	62.7%	66.7%	62.1%	67.2%

Net interest margin, which is non-interest income as a percentage of average interest-earning assets, is presented on a fully tax equivalent (“TE”) basis as we believe this non-GAAP measure is the preferred industry measurement for this item. The TE basis adjusts GAAP interest income and yields for the tax benefit of income on certain tax-exempt investments using the federal statutory rate of 34% for each period presented. Below is a reconciliation of GAAP net interest income to the TE basis and the related GAAP basis and TE net interest margins for the periods presented.

(dollars in thousands)
For the quarter ended:	3/31/17	12/31/16	9/30/16	6/30/16	3/31/16
Net interest income (GAAP)	$5,991	$5,239	$5,021	$4,780	$4,500
Tax-equivalent adjustment(1)	52	53	62	67	66
TE net interest income	$6,043	$5,292	$5,083	$4,847	$4,566

Net interest income margin (GAAP)	2.72%	2.61%	2.62%	2.52%	2.61%
Tax-equivalent effect	0.03	0.03	0.03	0.04	0.04
Net interest margin (TE)	2.75%	2.64%	2.65%	2.56%	2.65%

(1) Reflects tax-equivalent adjustment for tax exempt loans and investments.

The following table sets forth the Company’s consolidated average statements of condition for the periods presented.

Condensed Consolidated Average Statements of Condition (unaudited)

(in thousands)

For the quarter ended:	3/31/17	12/31/16	9/30/16	6/30/16	3/31/16
Investment securities	$102,090	$104,645	$115,366	$141,292	$164,789
Loans	717,376	612,388	575,784	542,985	494,005
Allowance for loan losses	(6,489)	(5,650)	(5,424)	(5,132)	(4,602)
All other assets	101,804	124,062	107,655	107,044	94,581
Total assets	914,781	$835,445	$793,381	$786,189	$748,773
Non-interest bearing deposits	$38,565	$33,330	$33,242	$34,360	$29,592
Interest-bearing deposits	634,214	581,838	543,985	535,457	514,402
FHLB advances	118,000	118,245	122,319	123,434	113,000
Other short-term borrowings	5,389	—	—	—	—
Subordinated debt	14,722	—	—	—	—
Other liabilities	6,908	6,872	5,601	7,172	7,847
Shareholders’ equity	96,983	95,160	88,234	85,766	83,932
Total liabilities and shareholders’ equity	$914,781	$835,445	$793,381	$786,189	$748,773

About Malvern Bancorp

Malvern Bancorp, Inc. is the holding company for Malvern Federal Savings Bank. Malvern Federal Savings Bank is a federally-chartered, FDIC-insured savings bank that was originally organized in 1887 and now serves as one of the oldest banks headquartered on the Philadelphia Main Line. For more than a century, Malvern has been committed to helping people build prosperous communities as a trusted financial partner, forging lasting relationships through teamwork, respect and integrity.

The Bank conducts business from its headquarters in Paoli, Pennsylvania, a suburb of Philadelphia and through its nine other banking locations in Chester, Delaware and Bucks counties, Pennsylvania and Morristown, N.J., its New Jersey regional headquarters. Its primary market niche is providing personalized service to its client base.

The Bank, through its Private Banking division and strategic partnership with Bell Rock Capital in Rehoboth Beach, Del., provides personalized wealth management and advisory services to high net worth individuals and families. Our services include banking, liquidity management, investment services, 401(K) accounts and planning, custody, tailored lending, wealth planning, trust and fiduciary services, family wealth advisory services and philanthropic advisory services. The bank offers insurance services though Malvern Insurance Associates, LLC, which provides clients a rich array of financial services, including commercial and personal insurance and commercial and personal lending.

For further information regarding Malvern Bancorp, Inc., please visit our web site at http://ir.malvernfederal.com. For information regarding Malvern Federal Savings Bank, please visit our web site at http://www.malvernfederal.com.

Forward-Looking Statements

This press release contains certain forward looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of Malvern Bancorp, Inc., and changes in the securities markets. Except as required by law, the Company does not undertake any obligation to update any forward-looking statements to reflect changes in beliefs, expectations or events.

MALVERN BANCORP, INC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CONDITION

(in thousands, except for share and per share data)	March 31,2017	September 30, 2016
(unaudited)

ASSETS
Cash and due from depository institutions	$1,716	$1,297
Interest bearing deposits in depository institutions	64,036	95,465
Total cash and cash equivalents	65,752	96,762
Investment securities available for sale, at fair value	61,672	66,387
Investment securities held to maturity (fair value of $36,441 and $40,817)	37,060	40,551
Restricted stock, at cost	5,397	5,424
Loans receivable, net of allowance for loan losses	752,708	574,160
Accrued interest receivable	3,177	2,558
Property and equipment, net	6,896	6,637
Deferred income taxes, net	7,881	8,827
Bank-owned life insurance	18,673	18,418
Other assets	2,599	1,548
Total assets	$961,815	$821,272

LIABILITIES
Deposits:
Non-interest bearing	$45,303	$34,547
Interest-bearing	658,969	567,499
Total deposits	704,272	602,046
FHLB advances	118,000	118,000
Other short-term borrowings	10,000	—
Subordinated debt	25,000	—
Advances from borrowers for taxes and insurance	3,224	1,659
Accrued interest payable	649	427
Other liabilities	3,206	4,549
Total liabilities	864,351	726,681

SHAREHOLDERS’ EQUITY
Preferred stock, $0.01 par value, 10,000,000 shares, authorized, none issued	—	—
Common stock, $0.01 par value, authorized 50,000,000 shares authorized, issued and outstanding: 6,572,684 shares at March 31, 2017 and 6,560,403 shares at September 30, 2016	66	66
Additional paid in capital	60,536	60,461
Retained earnings	38,335	35,756
Unearned Employee Stock Ownership Plan (ESOP) shares	(1,556)	(1,629)
Accumulated other comprehensive income (loss)	83	(63)
Total shareholders’ equity	97,464	94,591
Total liabilities and shareholders’ equity	$961,815	$821,272

MALVERN BANCORP, INC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended March 31,		Six Months Ended March 31,
(in thousands, except for share data)	2017	2016	2017	2016
(unaudited)
Interest and Dividend Income
Loans, including fees	$7,367	$5,121	$13,680	$9,666
Investment securities, taxable	470	795	942	1,670
Investment securities, tax-exempt	159	190	322	385
Dividends, restricted stock	64	63	128	117
Interest-bearing cash accounts	115	41	208	59
Total Interest and Dividend Income	8,175	6,210	15,280	11,897
Interest Expense
Deposits	1,424	1,161	2,748	2,125
Short-term borrowings	11	—	11	—
Long-term borrowings	528	549	1,070	1,061
Subordinated debt	221	—	221	—
Total Interest Expense	2,184	1,710	4,050	3,186
Net interest income	5,991	4,500	11,230	8,711
Provision for Loan Losses	997	375	1,657	375
Net Interest Income after Provision for Loan Losses	4,994	4,125	9,573	8,336
Other Income
Service charges and other fees	274	227	497	438
Rental income-other	55	50	110	100
Net gains on sales of investments, net	58	61	58	192
Net gains on sale of loans, net	30	36	75	70
Earnings on bank-owned life insurance	125	127	255	259
Total Other Income	542	501	995	1,059
Other Expense
Salaries and employee benefits	1,804	1,522	3,516	3,021
Occupancy expense	514	456	1,008	879
Federal deposit insurance premium	91	232	95	432
Advertising	73	25	124	55
Data processing	301	270	603	567
Professional fees	399	361	800	761
Other real estate owned expense, net	—	8	—	7
Other operating expenses	596	486	1,202	1,063
Total Other Expense	3,778	3,360	7,348	6,785
Income before income tax expense	1,758	1,266	3,220	2,610
Income tax expense	349	—	641	—
Net Income	$1,409	$1,266	$2,579	$2,610

Earnings per common share
Basic	$0.22	$0.20	$0.40	$0.41
Diluted	$0.22	$0.20	$0.40	$0.41
Weighted Average Common Shares Outstanding
Basic	6,427,309	6,408,167	6,422,899	6,405,234
Diluted	6,427,932	6,408,167	6,423,269	6,405,234

MALVERN BANCORP, INC AND SUBSIDIARIES

SELECTED QUARTERLY FINANCIAL AND STATISTICAL DATA

	Three Months Ended
(in thousands, except for share and per share data) (annualized where applicable)	3/31/2017	12/31/2016	3/31/2016
(unaudited)
Statements of Operations Data

Interest income	$8,175	$7,105	$6,210
Interest expense	2,184	1,866	1,710
Net interest income	5,991	5,239	4,500
Provision for loan losses	997	660	375
Net interest income after provision for loan losses	4,994	4,579	4,125
Other income	542	453	501
Other expense	3,778	3,570	3,360
Income before income tax expense	1,758	1,462	1,266
Income tax expense	349	292	—
Net income	$1,409	$1,170	$1,266
Earnings (per Common Share)
Basic	$0.22	$0.18	$0.20
Diluted	$0.22	$0.18	$0.20
Statements of Condition Data (Period-End)
Investment securities available for sale, at fair value	$61,672	$65,108	$100,895
Investment securities held to maturity (fair value of $36,441, $37,426 and $52,176)	37,060	38,160	52,272
Loans, net of allowance for loan losses	752,708	668,427	515,094
Total assets	961,815	879,002	763,986
Deposits	704,272	658,623	548,790
FHLB advances	118,000	118,000	123,000
Short-term borrowings	10,000	—	—
Subordinated debt	25,000	—	—
Shareholders' equity	97,464	95,735	84,690
Common Shares Dividend Data
Cash dividends	$—	$—	$—
Weighted Average Common Shares Outstanding
Basic	6,427,309	6,418,583	6,408,167
Diluted	6,427,932	6,419,012	6,408,167
Operating Ratios
Return on average assets	0.62%	0.56%	0.68%
Return on average equity	5.81%	4.92%	6.03%
Average equity / average assets	10.60%	11.39%	11.21%
Book value per common share (period-end)	$14.83	$14.59	$12.91
Non-Financial Information (Period-End)
Common shareholders of record	437	457	472
Full-time equivalent staff	81	81	76